BLUE SPHERE CORPORATION 8-K

Exhibit 10.2

EQUITY PLEDGE AGREEMENT

This EQUITY PLEDGE AGREEMENT (this “Pledge Agreement”), is entered into by and between

BLUE SPHERE Corp., incorporated and existing under the laws of Nevada, having its registered office at 301 McCullough Drive 4th. Floor, Charlotte, NC 28262, represented by Mr. Shlomo Palas, [ ], acting in his capacity of CEO and legal representative of the company, duly empowered for the purposes hereof (“Pledgor”),

and

Helios 3 Italy Bio-Gas 2 L.P, a limited partnership organized under the laws of the State of Israel, partnership number [●] of Hakfar Hayarok Street, Ramat Hasharon, Israel, herein represented by its legal representative, Mr. Nimrod Goor, [ ] (“Secured Party” or “Lender”),

(hereinafter the Secured Party and the Pledgor are referred to individually as “Party” and collectively as “Parties”)

RECITALS

1)	the Pledgor is the Sole Quotaholder of Bluesphere Italy S.r.l., a private limited liability company organized and existing under the laws of the State of Italy (Tax Code and VAT No. 09967150963) enrolled in the Companies’ Register of Milan No. 2124774, having its registered office at Corso Giacomo Matteotti, 1, Milan, (the “Company” or the “Borrower”), being the owner of the entire quota holding of the Company having a nominal value equal to Euro 10,000.00 (hereinafter the “Quota”);

2)	on August 30th, 2017 the Company as “Borrower”, the Pledgor and the Lender entered into the Long Term Mezzanine Loan Agreement (hereinafter the “Loan Agreement”);

3)	pursuant to the Loan Agreement, the Company is borrowing money (1,600,000.00 EUR) from Lender (the “Loan”);

4)	pursuant to Section 4 of the Loan Agreement, the amount under Recital No. 3) above shall be re-paid to the Secured Party, increased with the interest on the Loan and the Operation Fee calculated pursuant to Section 6 of the Loan Agreement;

5)	Section 10.8 of the Loan Agreement provides that the [Pledgor and] Borrower shall maintain all Security Interests created under the Loan Securities as defined in the Loan Agreement for the benefit of the Secured Party;

6)	among the Loan Securities provided by the Loan Agreement, the Pledgor undertook to enter into and maintain an Equity Pledge as defined in the Loan Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the Parties hereto agree as follows:

1.	Definitions and Interpretation

The Recitals to this Pledge Agreement constitute an integral and substantive part of this Pledge Agreement and are binding between the Parties.

Terms defined in the Loan Agreement shall have the same meaning where used capitalized in this Pledge Agreement, except where the context otherwise requires.

In this Pledge Agreement the following expressions shall have the following meanings:

ICC	means Italian Civil Code.
Pledge	has the meaning given to such term in Clause 2 below.
Secured Obligations

means all liabilities and obligations of the Borrower under the Loan Agreement, including the following:

(a)       any and all present and future monetary obligations of the Borrower and the Pledgor towards the Secured Party under the Loan Agreement including, without limitation:

-      the obligation to repay or prepay (Sections 4 and 5 of the Loan Agreement) to the Secured Party the Loan; the obligation to pay to the Secured Party interest (including, without limitation, default interest) accrued on any borrowing made or other amount outstanding under the Loan Agreement (Sections 6 Loan Agreement);

-     the obligation to pay to the Secured Party commissions, expenses, cost, fees, Operation Fee, charges, compensation, indemnity, taxes or other liabilities due, owing or incurred to the Secured Party, all under the Loan Agreement;

-      the obligation to pay any expenses or costs incurred by the Secured Party in respect of any recovery or collection of the amounts due to it under the Loan Agreement, including any cost and expenses incurred in connection with the enforcement of this Pledge Agreement and the security interest created hereunder;

(b)       all present and future monetary obligations of the Borrower and the Pledgor towards the Secured Party resulting from the invalidity, ineffectiveness or unenforceability of any of the obligations referred to in paragraph (a) above;

(c)       all present and future monetary obligations of the Borrower towards the Secured Party, which arise or might arise – also after the date of full and unconditional discharge of each of the obligations referred to in paragraphs (a) and (b) above – in case of claw-back or ineffectiveness, pursuant to the applicable law, of any payment made by the Borrower or any other person to discharge, in full or in part, any of the obligations referred to under letters (a) and (b) above.

2.	Pledge

2.1	Creation of the Pledge. As collateral security for the timely and full payment and discharge of any and all the Secured Obligations, and as provided in the Loan Agreement, the Pledgor hereby irrevocably grants in favor of the Secured Party a first ranking pledge over the Quota (the “Pledge”).

2.2	Secured Obligations. The Pledge created hereunder secures, collectively and for the entire value, all the Secured Obligations and any of them individually, without the Secured Party being obliged to take further action against the Pledgor or enforce any other security interest which may have been granted by the Pledgor.

2.3	Formalities for the perfection of the Pledge. Within 10 Business Days from the signing of this Pledge Agreement, the Pledgor shall register it in the Companies’ Register, indicating the Secured Party as beneficiary of such a guarantee.

3.	Validity of the Pledge

3.1	Continuation of the Security. The Pledge creates a continuing security interest, in addition and without prejudice to any other security interest, guarantee or Loan Securities, as provided in the Loan Agreement.

3.2	Modification and novation.

3.2.1	Any modification whatsoever to the Loan Agreement or any part and/or provision thereof or one or more Secured Obligations will not affect or procure a novation of the Pledge, so that the Pledge shall be effective also on the said modifications from the date of execution of this Pledge Agreement.

3.2.2	The Parties hereby expressly acknowledge and agree that, in accordance with article 1232 ICC, the Pledge, all rights of the Secured Party under this Pledge Agreement and all obligations of the Pledgor hereunder shall maintain their full and unfettered validity and effectiveness also in case of novation of one or more Secured Obligations until this Pledge Agreement will be terminated according to Clause 8 below or unless it is agreed in writing between the Parties.

3.2.3	Without prejudice to the provision of Clause 3.2.2 above, in case of one or more changes whatsoever of the Loan Agreement or any part and/or provision thereof, the Pledgor hereby irrevocably and unconditionally undertakes to promptly execute, at its expenses, any deed, agreement, document, act, certificate or instrument whatsoever, and shall take all the steps and actions, as the Secured Party might deem necessary or appropriate, or in any case request, in order to preserve the rights of the Secured Party under this Pledge Agreement and/or confirm the existence and continuation of the security rights and the Pledge under this Pledge Agreement in favor of the Secured Party.

4.	Enforcement of the Pledge

4.1	Pursuant to Section 12.5.3 of the Loan Agreement, at the time of occurrence of an Event of Default (as defined in the Loan Agreement) and if it is not cured by the Company within the Cure Period (as defined in the Loan Agreement), the Secured Party is entitled to take all steps required to enforce any of the Loan Securities provided and the relevant Security Interests thereunder.

4.2	Any and all amounts due under the Loan Agreement shall be immediately due and payable without any further action to be carried out by the Lender.

4.3	With specific regard to this Pledge Agreement, upon the occurrence of an Event of Default, the Secured Party is entitled to cause the sale of the Quota pursuant to the procedure provided for by articles 2796 and 2797 ICC.

5.	Voting right

5.1	By way of derogation from article 2352 ICC, the Pledgor shall be entitled to exercise all voting rights attached to the Quota and exercise all other rights and powers in respect of the Quota in a manner which does not adversely affect the validity or enforceability of this Pledge (therefore until any amounts due under the Loan Agreement are not repaid to the Secured Party the Pledgor shall not pass any decisions which may cause the Company to sale or transfer assets and/or participations) or cause an Event of Default to occur with the exception of the voting rights concerning the adoption of the resolutions provided for by article 2479, II par., numbers 4 and 5 of the ICC and including any and all resolutions concerning any direct or indirect sale or the transfer of company assets and participations, that shall be exercised by the Pledgor having previously received the Secured Party’s consent, to be expressed in the shareholders’ meeting duly conveyed, to adopt such resolution. Following the occurrence of an Event of Default and provided that such Event of Default is not cured by the Company within the Cure Period (as defined in the Loan Agreement), the Secured Party shall be immediately vested with all voting and economical rights regarding the Quota and the Pledgor shall not, be able to exercise any voting rights or otherwise in relation to the Quota.

6.	Pledgor’s Representations and Undertakings

6.1	Representations

The Pledgor hereby represents and warrants to Secured Party as follows:

–	the Quota represents the entire issued corporate capital of the Company;

–	it has not sold or disposed of all or any of its rights, title and interest on the Quota;

–	except for this Pledge, the Quota is not encumbered, pledged or charged in any manner whatsoever;

–	it has full power, authority, right and capacity to pledge, assign and deliver the Quota, as herein provided;

–	the execution and delivery of this Pledge Agreement by the Pledgor and the fulfillment of or compliance with the terms and conditions of this Pledge Agreement by the Pledgor will not violate, contravene, breach or offend against or result in any default under any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law to which the Pledgor is party or by which the Pledgor is bound or affected;

–	it will not grant, bargain, sell, convey, assign, mortgage or grant a security interest in or otherwise deal with the Quota and will not make, create or give any charge, mortgage, pledge, lien, assignment or security interest upon any or all of the Quota until the indebtedness towards the Secured Party is repaid in full or fully settled;

–	the Company will consent to and will record and implement any sale, transfer or retention of the Quota completed pursuant to the terms of this Pledge Agreement and in accordance with Clause 5 above.

6.2	Undertakings

The Pledgor hereby undertakes that during the subsistence of this Pledge Agreement, as Sole Quotaholder of the Company, it shall act in good faith, and in particular shall not knowingly take any steps nor do anything which would adversely affect the existence of the security interest created hereunder.

7.	Termination

7.1	When the Loan amount as well as any other amount due under the Loan Agreement have been unconditionally and irrevocable paid in full and (i) confirmed in writing by the Secured Party or (ii), lacking such confirmation, delivery by the Pledgor of evidence of the full payment of all amounts due under the Loan Agreement, this Pledge Agreement shall terminate and Pledgor shall be entitled to request discharge of the Pledge from the Quota by providing evidence of such payment in full

8.	Notices

8.1	Any notice or demand to be served by one person on another pursuant to this Pledge Agreement shall be served in accordance with the provisions of the Loan Agreement.

If to the Secured Party:

[ ]

If to the Pledgor:

[ ]

9.	Necessary Acts

9.1	Each party hereto shall perform any further acts and execute and deliver any additional agreements, assignments or documents that may be reasonably necessary to carry out the provisions or to effectuate the purposes of this Pledge Agreement.

10.	Entire Agreement

10.1	This Pledge Agreement, together with the documents referenced herein, contains all of the agreements of the Parties hereto with respect to the matters contained herein and no prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters shall be effective for any purpose. No provision of this Pledge Agreement may be amended or added to except by an agreement in writing signed by the Parties hereto or their respective successors in interest and expressly stating that it is an amendment of this Pledge Agreement.

11.	Governing Law and Jurisdiction

11.1	This Pledge Agreement shall be governed by, interpreted under, and construed and enforced in accordance with Italian law and the Court of Milan shall have exclusive jurisdiction to settle any dispute which may arise from or in connection with it.

Date: August 30th, 2017

/s/ Blue Sphere Corporation	/s/ Helios 3 Italy Bio-Gas 2 L.P
Blue Sphere Corporation	Helios 3 Italy Bio-Gas 2 L.P